UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 16, 2008 (September 12, 2008)

TERRESTAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-33546	93-0976127
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

12010 Sunset Hills Road, 9th Floor
Reston, VA 20190
(Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code:  703-483-7800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On September 12, 2008, Motient Ventures Holding Inc., a Delaware corporation (the “Company”), an indirect wholly-owned subsidiary of TerreStar Corporation, a Delaware corporation (“TerreStar”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Harbinger Capital Partners Master Fund I, Ltd. (“Harbinger Master”) and Harbinger Capital Partners Special Situations Fund, L.P. (“Harbinger Special” and, together with Harbinger Master, “Harbinger”) pursuant to which Harbinger has agreed to purchase 23,376,074 non-voting shares (the “Purchased Shares”) of SkyTerra Communications, Inc., a Delaware corporation (“SkyTerra”), of which 15,719,337 non-voting shares (the “Initial Shares”) will be delivered to Harbinger and 7,656,737 non-voting shares (the “Remaining Shares”) will be delivered to a collateral agent. Upon Harbinger’s receipt of approval from the Federal Communications Commission (“FCC”) of Harbinger’s pending application to acquire control of SkyTerra or upon Harbinger’s determination that it may acquire the Remaining Shares without FCC approval of such application, the collateral agent will deliver the Remaining Shares to Harbinger.  If FCC approval cannot be obtained, the collateral agent will sell the Remaining Shares to other purchasers and deliver to Harbinger the proceeds of that sale.

Funds affiliated with Harbinger beneficially own an aggregate of approximately 81 million shares, or 49.2%, of TerreStar common stock, as reported on Harbinger’s Schedule 13D/A filed with the Securities and Exchange Commission (“SEC”) on August 25, 2008.  Harbinger is also a creditor of TerreStar pursuant to a $100 million credit agreement dated February 5, 2008 among TerreStar, Harbinger, and EchoStar Corporation, as lenders.

The Company received approximately $96 million as consideration for the sale of the Purchased Shares.

The Stock Purchase Agreement contains representations, warranties, covenants and indemnities by the Company and Harbinger customary for transactions of this nature.

In addition, on September 15, 2008, the Company entered into similar stock purchase agreements with four additional investors that provide for their purchase of the remaining 6,300,000 non-voting shares and, on September 16, 2008, purchased an additional 250,000 non-voting shares by Harbinger (the “Other Shares” and, together with the Purchased Shares, the “SkyTerra Shares”) of SkyTerra held by the Company.  The 250,000 non-voting shares purchased by Harbinger on September 16, 2008 were delivered to the collateral agent under the same terms as the Remaining Shares.

The Company received approximately $27 million as consideration for the sale of the Other Shares.

The Special Committee of the TerreStar board of directors received a fairness opinion from Duff & Phelps in connection with the establishment of the sale price of the SkyTerra Shares.

TerreStar and SkyTerra entered into an Agreement for Transfer and Exchange on September 12, 2008 (the “Agreement for Transfer and Exchange”).

The Agreement for Transfer and Exchange permits MSV Investors, LLC, a subsidiary of SkyTerra, to sell or otherwise transfer its 4,216,270 shares of common stock of TerreStar Networks Inc. (“Networks”), a majority-owned subsidiary of TerreStar, to third parties, under certain conditions.  The transferees of these shares of Networks will have the right until May 15, 2014 to exchange these shares for shares of TerreStar common stock at an exchange ratio of 4.37 shares of TerreStar common stock (the “TerreStar Shares”) per share of Networks common stock, and, subject to certain conditions, will be entitled to require TerreStar to register the Shares with the SEC for resale pursuant to Exchange and Registration Agreements; provided that the Company is not required to effect any such exchange if doing so would cause a change of control under the terms of its indentures or preferred stock.  A condition to the first such exchange is that MSV Investors Holdings, Inc., a subsidiary of SkyTerra, will be obligated to transfer to TerreStar without additional consideration, 3,136,428 shares of common stock of TerreStar Global Ltd., a majority-owned subsidiary of TerreStar.

The Agreement for Transfer and Exchange also provides for SkyTerra’s waiver of TerreStar’s obligation contained in the Exchange Agreement among SkyTerra, TerreStar and Motient Ventures Holding Inc., dated May 6, 2006, to use its commercially reasonable efforts to distribute 29,926,074 shares of non-voting common stock of SkyTerra (the “SkyTerra Shares”) to TerreStar’s stockholders.

The Agreement for Transfer and Exchange contains representations, warranties, covenants and indemnities by TerreStar and SkyTerra customary for transactions of this nature.

The Special Committee of the TerreStar board of directors received a fairness opinion from Duff & Phelps in connection with the establishment of the exchange ratio of 4.37 Shares per Networks common share.

ITEM 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 hereof is incorporated herein by reference.

The issuance of Shares pursuant to the Agreement for Transfer and Exchange is intended to be exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”).  No issuance of Shares shall be permitted unless the transferee either is an “accredited investor” (as defined in Rule 501 promulgated under the Securities Act) or provides an opinion of counsel reasonably acceptable to Networks that the transfer will not require registration under the Securities Act.  TerreStar has not engaged in general solicitation or advertising with regard to the issuance of the Shares and has not offered securities to the public in connection with this issuance.

ITEM 7.01.  Regulation FD Disclosure.

TerreStar issued a press release, dated September 16, 2008, announcing the entry into the Stock Purchase Agreement and the Agreement for Transfer and Exchange, which is attached hereto as Exhibit 99.1. This exhibit is furnished, not filed, pursuant to Regulation FD.

ITEM 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Press release dated September 16, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRESTAR CORPORATION

	By:	/s/ Jeffrey W. Epstein
	Name:	Jeffrey W. Epstein
	Title:	President
Date: September 16, 2008